Exhibit 2.3

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of October 28, 2009 by and between Invacare Corporation, an Ohio corporation (the “Company”), and Wells Fargo Bank, N.A., a national banking association, successor to National City Bank, as Rights Agent (the “Rights Agent”).

WHEREAS, effective as of the date hereof, the Rights Agent has been appointed by the Company as successor to National City Bank, as Rights Agent under that certain Rights Agreement, dated as of July 8, 2005 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof; and

WHEREAS, the Company desires to effect certain changes to the Rights Agreement, as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.           Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2.           The reference in the first paragraph of the Rights Agreement to “NATIONAL CITY BANK, a national banking association, as Rights Agent” is hereby deleted and “WELLS FARGO BANK, N.A., a national banking association, successor to National City Bank, as Rights Agent” is inserted in lieu thereof.  Each other reference in the Rights Agreement and the Exhibits thereto to “National City Bank,” is hereby deleted and “Wells Fargo Bank, N.A., successor to National City Bank” is inserted in lieu thereof.

3.           Section 8 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Section 8.        Cancellation and Destruction of Rights Certificates.  All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement.  The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof.  Subject to applicable law and regulation, the Rights Agent shall maintain (i) in a retrievable database electronic records or (ii) physical records of all Rights Certificates cancelled or destroyed by the Rights Agent.  The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records or physical records relating to Rights Certificates cancelled or destroyed by the Rights Agent.”

4.           In Section 26 of the Rights Agreement, the reference to “National City Bank, Corporate Trust Administration, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114, Attention:  Megan Gibson” is hereby deleted in its entirely and the following is inserted in lieu thereof:

“Wells Fargo Bank, N.A.
161 North Concord Exchange
South St. Paul, MN  55075
Attention:  Account Manager”

5.           Each reference in the Rights Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Rights Agreement, as amended by this Amendment.

6.           Except as specifically set forth herein, the Rights Agreement shall remain in full force and effect in accordance with its terms.

7.           This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of Ohio applicable to contracts made and to be performed entirely within Ohio.

8.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:	INVACARE CORPORATION

/s/ Anthony C. LaPlaca	/s/ Robert K. Gudbranson
Name: Anthony C. LaPlaca	Name: Robert K. Gudbranson
Title: Secretary, Sr. Vice President, and General Counsel	Title: Sr. Vice President and Chief Financial Officer

Attest:	WELLS FARGO BANK, N.A.

/s/ Suzanne M. Swits	/s/ Matthew D. Paseka
Name: Suzanne M. Swits	Name: Matthew D. Paseka
Title: Vice President and Assistant Secretary	Title: Officer